EXHIBIT 10.1

Stock Exchange Agreement

This Stock Exchange Agreement is entered into this 27th day of November, 2009 by and between Dennis Cullison (hereinafter referred to as “Cullison”) and US Natural Nutrients and Minerals, Inc., a Nevada corporation (hereinafter referred to as “USMN”) and is made in reference to the following facts:

A.  Cullison owns all of the outstanding and issued common stock of Herb-Vita, Inc., a Nevada corporation, consisting of four million shares of common stock; and

B.  USMN is in the business of selling various mineral supplements over the internet and desires to acquire the name Herb-Vita in order to assist it in the marketing and sales of the mineral supplements sold by USMN.

C.  Cullison is an officer and director of USMN and has obtained the approval of the board of directors of USMN to the exchange of stock contemplated hereby and set forth in this Stock Exchange Agreement.

NOW THEREFORE, in consideration of the agreements of the parties hereto and other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.  Cullison herby assigns all of his right, title and interest in and to all of the shares of common stock issued and outstanding and owned by him in Herb-Vita, Inc., a Nevada corporation, consisting of four million shares of common stock(the “Stock”).  Cullison represents and warrants to USMN that he is, as of the date hereof, sole owner of said shares, has the right and power to transfer such shares and is not a party to any agreement which would prevent him from transferring the shares as contemplated by this Agreement, and that he has not previously sold, transferred, assigned, conveyed or hypothecated  any interest in such shares.

2.  In exchange for said shares of the Stock, USMN agrees to transfer to Cullison concurrently with the transfer set forth in paragraph 1 hereof,  250,000 shares of common stock of USMN (“Shares”).  The concurrent transfer of the Stock and Shares by the parties is intended by the parties to be an exchange of stock and to qualify as a tax free exchange pursuant to the provisions of the Internal Revenue Code of 1986, as amended.

3.  The parties hereto shall take all further actions to accomplish the exchange of the Shares in exchange for the Stock and shall execute such other and further documentation as maybe required by USMN or as required by the transfer agent of USMN.  USMN shall instruct said transfer agent to issue the Shares in the name of Cullison and shall deliver them to the President  of USMN to be exchanged upon the concurrent delivery of the Stock by Cullison.

4. This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties.

5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

7. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

8. The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

9. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on the day and year first above written.

/s/ Dennis Cullison

________________________

US Natural Nutrients and Minerals, Inc.,

Dennis Cullison

A Nevada Corporation

/s/ James Harrison

By_______________________________

James Harrison, President